[LETTERHEAD OF ADVANCE AUTO PARTS]

CONTACT:    Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
Advance Auto Parts
(540) 561-3281

ADVANCE AUTO PARTS CLOSES ON NEW TERM LOAN

Roanoke, Virginia, July 1, 2002—Advance Auto Parts, Inc. (NYSE: AAP) today announced it has amended its Credit Agreement dated November 28, 2001 which matures on November 30, 2007 and has closed on a new $250 million Tranche C term loan, which replaces its existing Tranche B term loan.

The Tranche B loan was initially issued for $305 million. Since the beginning of 2002, the Company has prepaid the outstanding balance to $265 million from free cash flow. As part of the closing of the Tranche C loan, the Company will repay the remaining balance of Tranche B with the proceeds from the Tranche C loan, as well as, with $15 million of free cash flow.

Along with a more favorable interest rate on Tranche C, the amendments to the loan agreement includes the modification of various provisions to reflect the Company’s strong operating results.

“Since November 2001, when we completed our Credit Agreement, Advance Auto Parts has produced strong cash flow and has completed a successful secondary offering,” said Jim Wade, the Company’s President and Chief Financial Officer. “We are very pleased that due to our strong financial performance we were able to close on a more advantageous term loan at a favorable rate.”

JP Morgan Securities Inc. was the Sole Lead Arranger and Sole Bookrunner on this transaction.

Advance Auto Parts, Inc. is based in Roanoke, Va., and is the second largest auto parts chain in the nation. With approximately 2,400 stores in 38 states, Puerto Rico and the Virgin Islands, the Company serves both the do-it-yourself and professional installer markets. Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and

Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements.